Exhibit k.3

Nuveen Mortgage Opportunity Term Fund 2

333 West Wacker Drive

Chicago, Illinois 60606

Re: Reimbursement of PPIP Loss Amount

Dear Secretary:

This letter agreement is being executed to confirm terms of agreement between Nuveen Asset Management (“NAM”) and the Nuveen Mortgage Opportunity Term Fund 2 (the “Fund”). Terms not defined herein shall have the meaning given such terms in the registration statement of the Fund dated February 23, 2010.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

NAM agrees to reimburse the Fund for any PPIP Loss Amount (as defined below) that has accrued prior to the day that the Fund irrevocably subscribes for its investment in the Feeder PPIP Fund (“Subscription Date”) in an amount not to exceed $0.10 per Common Share issued and outstanding as of the Subscription Date. The “PPIP Loss Amount” shall equal the Fund’s pro rata share of the Master PPIP Fund’s losses, if any, on a contributed capital basis.

Disclaimer of Liability of Trustees and Beneficiaries. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice hereby is given that this agreement is executed on behalf of the Fund and the Adviser, respectively, by an officer or Trustee of the Fund and the Adviser, as the case may be, in his or her capacity as an officer or Trustee of the Fund and the Adviser, as the case may be, and not individually and that the obligations under or arising out of this agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund and the Adviser, as the case may be.

Sincerely,

NUVEEN ASSET MANAGEMENT

By:	/S/ LARRY MARTIN
Name:	Larry Martin
Title:	Senior Vice President

Accepted and Agreed:

NUVEEN MORTGAGE OPPORTUNITY TERM FUND 2

By:	/S/ KEVIN J. MCCARTHY
Name:	Kevin J. McCarthy
Title:	Vice President and Secretary

Date: February 23, 2010